Exhibit 10.14

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Double asterisks denote omissions.

RESEARCH AGREEMENT

This Research Agreement (this “Agreement”) is made as of the 18th day of July, 2011 (the “Effective Date”) by and between The Multiple Myeloma Research Foundation, Inc., a Connecticut non-stock corporation, with its principal place of business at 383 Main Avenue, 5th floor, Norwalk, CT 06851 (“MMRF”) and Karyopharm Therapeutics Inc., a Delaware corporation, with its principal place of business at 2 Mercer Road, Natick, MA 01760 (“Company”).  MMRF and Company are sometimes hereinafter referred to individually as the “Party” and together as the “Parties”.

WHEREAS, MMRF is a Section 501(c)(3) organization with a mission to find, support and promote improved treatment and development of a cure for multiple myeloma and to increase understanding and public awareness of the disease by, among other means, making grants or distributions to support research on multiple myeloma and similar blood diseases and efforts to educate the public about multiple myeloma.  To further this mission, MMRF provides research funding to entities that can demonstrate through MMRF’s peer review process that their proposed research holds scientific promise to advance MMRF’s effort to find treatments and cures for multiple myeloma; and

WHEREAS, COMPANY has submitted an application to MMRF for funding to conduct scientific research as more particularly described in Exhibit A; and

WHEREAS, COMPANY’S application has been approved by MMRF’s Scientific Review Committee, which approval is conditioned upon the execution of this Agreement.

WHEREAS, the Parties desire to enter into a relationship whereby MMRF will provide funding to Company to conduct research and development as described in the Research Program, as defined below, based on Company’s application to MMRF entitled “Small Molecule CRM1 Inhibitors for the Treatment of Multiple Myeloma.”

NOW THEREFORE, in consideration of the covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth below.

1.                                      DEFINITIONS.

1.1                               “Affiliate”, as to a Party, means any entity which controls, is controlled by, or is under common control with such Party.  For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of a majority of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of a majority of the equity interest with the power to direct the management and policies of such noncorporate entities,

1.2                               “Approval” shall mean, with respect to any country, all authorizations by the appropriate governmental entity or entities necessary for commercial sale of a Product in that country, including, without limitation and where applicable, approval of labeling, price, reimbursement and manufacturing.

1.3                               “Award” shall have the meaning set forth in § 2.1(a) of this Agreement.

1.4                               “Budget” shall have the meaning set forth in § 2.1(b) of this Agreement.

1.5                               “Change of Control” shall mean with respect to Company, the consummation of a transaction, whether in a single transaction or in a series of related and substantially contemporaneous transactions, pursuant to which a Third Party or Third Parties, none of which are stockholders of Company on the Effective Date:  (a) acquires (whether by merger, consolidation, or transfer or issuance of capital stock or otherwise) more than 50% of the capital stock or other equity interest of Company (or such surviving or resulting entity) resulting in direct remuneration to Company stockholders for their stock in the Company, or (b) acquires assets constituting all or substantially all of the assets of Company and its subsidiaries (as determined on a consolidated basis).

1.6                               “Claim” shall have the meaning set forth in §6.1 of this Agreement.

1.7                               “Commercially Reasonable Efforts” shall mean the level of effort and devoting the same degree of attentive diligence, expertise and resources that is substantially and materially consistent with industry standards for biotechnology companies of a similar size and at a similar stage as the Company in the research and develop of products at a similar stage and of similar potential as a Product where such research and development is technically feasible, and taking into account other relevant factors, including, technical, medical, clinical, efficacy, safety, manufacturing and third party intellectual property considerations that substantially impede research, development and commercialization of products.

1.8                               “Company” shall have the meaning set forth in the preamble to this Agreement.

1.9                               “Company Commercial Failure” shall mean a case or proceeding (a) under the bankruptcy laws of the United States now or hereafter in effect is filed against Company, or any successor to Research Program Intellectual Property Rights, or all or substantially all of its assets and such petition or application is not dismissed within sixty (60) days after the date of its filing or Company shall file any answer admitting and not contesting such petition, or (b) under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity) is filed by Company, or any successor to Research Program Intellectual Property Rights, for all or substantially all of its assets.

1.10                        “Company Proposal” means the application attached as Exhibit A,

1.11                        “Confidential Information” means all information of one Party possessed, obtained by, developed for or given by one Party to the other Party which the disclosing Party treats as confidential or proprietary at the time of disclosure including, without limitation, this Agreement, Program Inventions, research materials and developments, formulations, techniques, methodology, assay systems, formulae, procedures, tests, equipment, data, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, information concerning the existence, scope, results or activities of any research, development, manufacturing, marketing or other programs of either Party, and any other confidential information about or belonging to either Party’s suppliers, licensors, licensees, partners, affiliates, customers, potential customers, donors or others.  Notwithstanding anything to the contrary contained herein, the Parties hereby acknowledge that this Agreement and the terms hereof constitutes the Confidential Information of each Party, subject to Section 9.4.  Notwithstanding anything in this Agreement to the contrary, Program Inventions, Research Results, Research Reports and the information disclosed in Research Program Patents prior to their public disclosure shall be treated as Confidential Information of Company with Company as the disclosing Party and MMRF as the receiving Party.

1.12                        “Control” shall mean the legal authority or right to grant a license or sublicense of intellectual property rights, or to otherwise disclose proprietary or trade secret information.

1.13                        “Deliverables” shall have the meaning set forth in Section 2.1(a) of this Agreement.

1.14                        “Effective Date” shall have the meaning set forth in the preamble to this Agreement.

1.15                        “FDA” shall mean the U.S. Food and Drug Administration.

1.16                        “Field” shall mean the diagnosis, treatment, prevention or cure of multiple myeloma and its direct complications including but not limited to bone disease, renal dysfunction, anemia and amyloidosis, all as they are related to multiple myeloma.

1.17                        “First Commercial Sale” shall mean the date on which Company or its affiliate, transferee or successor first receives money or other consideration for a Product after the first Approval.

1.18                        “Indemnitee” shall have the meaning set forth in §6.1 of this Agreement.

1.19                        “Intellectual Property Rights” means any and all rights in and to discoveries, concepts, ideas, developments, specifications, methods, drawings, designs, flow charts, diagrams, models, formulae, procedures, processes, schematics, specifications, algorithms, apparatus, inventions, ideas, know-how, materials, techniques, methodologies, modifications, improvements, works of authorship and data (whether or not protectable under patent, copyright, trade secrecy or similar laws), including Patents, utility models, and registered and unregistered designs, including mask works, copyrights, trade secrets, design history, manufacturing documentation, and any other form of protection afforded by law to inventions, models, designs, works of authorship, databases or technical information and applications and registrations with respect thereto.

1.20                        “Interruption” shall occur if, at any time prior to the First Commercial Sale of the first Product, Company, its Affiliates, licensees, sublicensees, transferees, and/or any successor (taken as a whole) shall have ceased to conduct, or shall have ceased using Commercially Reasonable Efforts with respect to, the research, development and/or commercialization of all Products for a period of [**] consecutive days or more, and where all of the following conditions also apply:  (i) the foregoing activities were terminated for other than a scientific, medical, clinical, efficacy or safety failure, or manufacturing or third party intellectual property considerations that substantially impede research, development or commercialization (for clarity, a cessation of research, development or commercialization or cessation of use of Commercially Reasonable Efforts prior to the First Commercial Sale of the first Product for a scientific, medical, clinical, efficacy or safety failure or manufacturing or third party intellectual property considerations that substantially impede research, development or commercialization shall in no event constitute an Interruption); (ii) there is no good faith, reasonable plan to re-commence such Commercially Reasonable Efforts within [**] days, as evidenced by a written communication to MMRF immediately upon cessation of Commercially Reasonable Efforts for a period of [**] consecutive days explaining how and when such Commercially Reasonable Efforts will recommence and Commercially Reasonable Efforts do not re-commence within [**] days after such written communication; and (iii) a licensee for the rights with respect to at least one Product is not actively being sought such that at least one such license has not been consummated within [**] days after a cessation of Commercially Reasonable Efforts for [**] consecutive days.

1.21                        “Interruption License” shall mean an irrevocable (except as provided in Section 8.2(d) and 8.5(c)), exclusive (even as to Company) worldwide license, effective as of the Effective Date, which Company grants to MMRF with the right to sublicense, the subjects of which license are the Research Program Intellectual Property Rights, Program Inventions and Results, to develop, manufacture, have manufactured, use, have used, sell, offer to sell and import Products, as applicable.  The Interruption License shall only be exercisable pursuant to Section 8.5 in the event of an Interruption and provided that Company has not exercised its Repayment Election under Section 8.5(c).

1.22                        “Milestones” shall have the meaning set forth in §2.1(a) of this Agreement.

1.23                        “MMRF” shall have the meaning set forth in the preamble to this Agreement.

1.24                        “Net Sales” means the gross amount invoiced on sales of Product by Company and its Affiliates and Sublicensees and transferees of Program Inventions, less the following deductions with respect to the sale of such Product:  (i) normal trade, cash and quantity discounts and other customary discounts actually given to customers in the ordinary course of business; (ii) rebates, credits and allowances given by reason of rejections, returns, damaged or defective product or recalls; (iii) government-mandated rebates and any other compulsory payments, credits, adjustments and rebates actually paid or deducted; (iv) price adjustments, allowances, credits, chargeback payments, discounts, rebates, fees, reimbursements or similar payments granted to group purchasers, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care institutions (including hospitals), patient assistance or other similar programs, or to federal, state/provincial, local and other governments, including their agencies, or to wholesalers, distributors or other trade customers; (v) reasonable and customary freight, shipping, insurance and other transportation expenses, if actually borne by Company or its Affiliates or Sublicensees or transferees without reimbursement from any Third Party; (vi) sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of Product (but not including taxes assessed directly against the income derived from such sale) net of any credits or allowances received by Company or its Affiliates or Sublicensees or transferees with respect to such taxes or charges; and (vii) any item, substantially similar in character or substance to any of the foregoing, calculated in accordance with GAAP consistently applied and customary in the pharmaceutical industry to be deducted in the definition of net sales in a license agreement of this type.

Notwithstanding anything in this Agreement to the contrary, the transfer of a Product between or among Company and its Affiliates will not be considered a sale.

In the event a Product is sold in the form of a Combination Product, as defined below, then the Net Sales for any such Combination Product shall be determined by multiplying the Net Sales of the Combination Product during the applicable royally reporting period, by the fraction, A/(A+B), where A is the weighted (by sales volume) average sale price of the Product component when sold separately in finished form in the country in which the Combination Product is sold and B is the weighted (by sales volume) average sale price of the other active pharmaceutical ingredients or significant components included in the Combination Product when sold separately in finished form in the country in which the Combination Product is sold, in each case during the applicable royalty reporting period or, if sales of both the Product component and the other active pharmaceutical ingredients or significant components did not occur in such period, then in the most recent royalty reporting period during the preceding twelve (12) months in which sales of both occurred, if any.  In the event that such average sale price cannot be determined for both the Product and all other active pharmaceutical ingredients or significant components included in the Combination Product, then the Parties will in good faith discuss and agree on a pro-rata allocation of the Net Sales that reflects the Product’s contribution to the Combination Product on an equitable basis.

1.25                        “Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.

1.26                        “Patents” means patents and patent applications and improvements thereto, including all foreign counterparts, all substitutions, extensions, reissues, renewals, divisions, continuations and continuations in part relating to such patents and their foreign counterparts.

1.27                        “Product” means any product that incorporates a Program Invention that may be sold for money.

1.28                        “Program Inventions” means all inventions that are conceived, created, discovered, developed, generated, made or reduced to practice or tangible medium of expression in the performance of the Research Program, whether solely by one or more employees or consultants of Company, solely by one or more employees or consultants of MMRF, or jointly by one or more employees or consultants of Company or its affiliates and one or more employees or consultants of MMRF, in each case relating to specifically the Research Program, together with all Intellectual Property Rights in or to such inventions.

1.29                        “Repayment Election” shall have the meaning set forth in Section 8.5(c) of this Agreement.

1.30                        “Research Program” means the research and development activities described in the Company Proposal.

1.31                        “Research Program Intellectual Property Rights” means Intellectual Property Rights emanating or derived from the Research Program.

1.32                        “Research Program Patents” means Patents emanating or derived from the Research Program.

1.33                        “Research Reports” shall have the meaning set forth in §2.2(a) of this Agreement.

1.34                        “Research Results” means all data sets, data analyses, reports detailing all optimized conditions and procedures, test results, laboratory notes, techniques, know-how, and any other results that are developed in the performance of the Research Program.

1.35                        “Research Review Committee” or “RRC” means the oversight group described in §2.3.

1.36                        “Royalty Cap” shall have the meaning set forth in §4.1 (a).

1.37                        “Sublicense Income” means upfront license fees and milestone payments but not including royalties received by Company or any of its Affiliates from a Sublicensee specifically for the grant of a license or sublicense to a Program Invention or to develop or commercialize a Product (or if rights in addition to a license or sublicense to a Program Invention or to develop or commercialize a Product are granted to such Sublicensee, then a portion of such payments reasonably allocated to the grant of rights with respect to such Program Invention or Product), but specifically not including amounts received as the purchase price for debt or equity securities or as reimbursement for the actual costs of research, development or commercialization activities.

1.38                        “Sublicensee” means a Third Party to whom Company or any of its Affiliates grants an express license or sublicense under Research Program Intellectual Property Rights to develop or commercialize Products, provided that the term “Sublicensee” does not include any wholesaler or third party distributor who resells a Product purchased from Company or any of its Affiliates or other Sublicensees in final finished form (but not necessarily final packaged and labeled form).

1.39                        “Term” shall have the meaning set forth in §8.1.

1.40                        “Third Party” means any individual, corporation, partnership, association, joint-stock-company, trust, unincorporated organization or government or political subdivision thereof which is not a party to this Agreement and which is not an Affiliate of a Party to this Agreement.

2.                                      PERFORMANCE OBLIGATIONS.

2.1                               Funding.

(a)                                 The Award and to Distribution.  MMRF agrees to provide funds to Company to conduct the Research Program in the amount of $1,000,000.00 (the “Award”).  The Award will be payable in increments corresponding to the completion of particular phases or the achievement of particular activities of the Research Program (“Milestones”) and the delivery of tangible results of the Research Program (“Deliverables”) as provided in Exhibit B attached hereto and made a part hereof.  Each payment due by MMRF is subject to Company’s achievement of the corresponding Milestone and Deliverable for such payment as set forth in Exhibit B as reasonably determined by the MMRF.  The payment date of any scheduled funding payment as set forth in Exhibit B may be accelerated or delayed, by mutual agreement of the Parties.  MMRF shall make each payment in accordance with Exhibit B.

(b)                                 Award Uses.  The Award shall be used by Company exclusively for the Research Program and in accordance with the budget attached as Exhibit C (the “Budget”).  Company agrees to maintain books and records documenting the expenditure of Award funds in accordance with Generally Accepted Accounting Principles (“GAAP”) and will make these books and records relating to Award funds available to MMRF and its representatives for review under paragraph (c), upon reasonable request, during the term of this Agreement and for a period of [**] years following expiration or termination of this Agreement.

(c)                                  Audit Rights.  MMRF will have the right, during normal business hours and upon at least [**] business days’ written notice, but not more than [**] a year, to have a representative inspect Company’s records as they relate to the Award to verify that Company has complied with Section 2.1(b).  The representative will be required to agree in writing to comply with confidentiality restrictions with respect to Company information at least as stringent as those set forth m this Agreement and to provide a non-confidential summary of the results of the audit to both of the Parties.  MMRF will bear the expenses for such audit unless the audit reveals that any of the Award funds were net used by Company in accordance with Section 2.1(b) and, in such event, Company agrees to repay MMRF such reasonable audit costs.

(d)                                 Donor Designated Funds.  Where funding is, in part or whole, provided by a donor to MMRF who requests that the donated funds be restricted for support of Company, Company agrees to participate in promotional/publicity activities (e.g. meeting the Board of Trustees of the donor’s organization, being interviewed for their newsletter, etc.) upon reasonable advance notice; however, Company shall have no obligation to publish or disseminate Confidential Information.  Company shall acknowledge the support of MMRF in all such activities related to the Research Program.

2.2                               Reports.

(a)                                 Research Reports.  During the Research Program, Company shall submit on a [**] basis at least [**] days prior to the meeting of the RRC, research reports, which shall include the Research Results (“Research Reports”) generated since the last Research Report.  Chemical structures may be, at Company’s discretion, disclosed in Research Reports, but shall not be required to be so disclosed.  Thereafter, Company shall provide to MMRF [**] an update of the progress of a Product since the previous report.  As reasonably requested by MMRF to explain and discuss the Research Reports, Company shall:  (i) meet with MMRF representatives, in person or by phone; and (ii) allow site visits.  MMRF shall have the right to have any Research Report or other data submitted by Company reviewed and validated by external consultants and may include external consultants in any meeting, teleconference or site visit, subject, in each case, to execution by such external consultants of appropriate confidentiality agreements in form and substance reasonably acceptable to the Company.

(b)                                 Financial Reports.  Unless the Company’s shares are publicly traded, Company shall submit its financial reports to MMRF, on [**] basis, during the Term of this Agreement.  Furthermore, if, in an effort to raise investment capital, Company issues an offering prospectus or private placement memorandum, during the Term, it shall promptly submit a copy of such document to MMRF.  Company shall make its financial representatives available to MMRF, in person or by phone, to explain and discuss such financial reports or documents, as reasonably requested by MMRF.  MMRF shall have the right to have any financial report or document submitted by Company reviewed by external consultants and may include external consultants in any meeting or teleconference, subject to execution by such external consultants of appropriate confidentiality agreements in form and substance reasonably acceptable to the Company.

(c)                                  Status Reports.  Company shall notify MMRF in writing during the Term of any events that may materially affect the financial condition of Company, or any event that may impair its ability to conduct the Research Program.  Company shall make a representative available, in person or by phone, to explain and discuss such notifications, as reasonably requested by MMRF.

2.3                               Research Review Committee.

(a)                                 Formation; Composition.  The Parties shall form a Research Review Committee (“RRC”) which shall serve as a forum for communication and discussion of the activities under this Agreement.  Each Party shall appoint to the RRC an equal number of team members, as mutually agreed upon by the Parties, at minimum [**], that have the requisite skills in the disciplines necessary for performance of activities under this Agreement.  Each Party may change its RRC members at any time by written notice to the other.  One (1) representative from each Party shall be designated as the primary contact for such team.  Notwithstanding the formation of the RRC or anything in this Agreement to the contrary, Company shall have sole decision-making authority with respect to all aspects of the Research Program, provided, that any amendment to this Agreement shall require the written approval of both Parties.

(b)                                 Meetings.  The RRC shall meet at such times and locations as are agreeable to a majority of the RRC members, but at a minimum [**].  RRC meetings may take place in person or through video or telephone communications.  At the initial meeting of the RRC, the RRC shall establish procedures for its meetings and activities.  At each meeting of the RRC, the Parties shall provide an update on the status of the activities conducted under this Agreement.  Other personnel of each Party may attend RRC meetings.  Each Party shall bear the expense of participation of its respective RRC members and other personnel in RRC meetings.  Written minutes shall be kept of all RRC meetings, shall be prepared by a Company representative and shall include a description of material decisions made at such meetings.  Meeting minutes shall be distributed no later than [**] days after each meeting and MMRF shall have the right to recommend changes to the minutes as it deems appropriate, The first meeting of the RRC shall be held within [**] days of the Effective Date.  The quorum for RRC meetings shall be [**] members, and shall include at least [**] from each Party.

(c)                                  Recommendations and Decision-Making.  The RRC shall make recommendations and act by unanimous vote within the scope of its authority, with the RRC members of Company collectively having one (1) vote and the RRC members of MMRF collectively having one (1) vote.  Disagreements among the members of the RRC within the scope of its authority will be referred to the Chief Executive Officers or other senior management of the Parties to resolve the matter.  If the dispute cannot be resolved within [**] days after such referral, it shall be resolved in accordance with Section 11.8.

2.4                               Conduct of Research Program.  Company shall be solely responsible for the conduct of the Research Program.  Company shall perform its obligations under the Research Program in good faith, using Commercially Reasonable Efforts and in compliance with all applicable federal, state or local laws, regulations and guidelines governing the conduct of such work.  Company shall:  (a) maintain complete and accurate records of all Research Results, (b) provide to the RRC all Research Reports and, subject to the next sentence, other information requested by the RRC for it to monitor progress of the Research Program, or deemed relevant by an RRC member for purposes consistent with this Agreement; (c) consider, review and propose to the RRC any amendments or modifications to the Research Program from time to time in such manner as may be appropriate based on any interim Research Results, subject, in each case, to Company’s sole decision-making authority and (d) review, substantiate and demonstrate to the RRC the accomplishment of Milestones and Deliverables as set forth In Exhibit B.  Notwithstanding anything in this Agreement to the contrary, in no event shall Company be required to disclose or otherwise make available to MMRF any Confidential Information of Company that was not developed in the course of the Research Program, including, but limited to compound structure information.  For the sake of clarity, and not in limitation of the foregoing, in no event shall compound structure information created prior to tire Effective Date of this Agreement be considered part of Research Results, and, provided further that, notwithstanding anything in this Agreement to the contrary, Company shall be under no obligation to disclose compound structure information created or developed in the conduct of the Research Program unless and until such information is made publicly available by Company, including through publication.

2.5                               Standard of Conduct.  Company agrees to use Commercially Reasonable Efforts, including but not limited to committing the necessary staff, laboratories, offices, equipment and other facilities, to conduct the Research Program substantially in accordance with Exhibit A with the goals of achieving the Milestones and Deliverables as set forth in Exhibit B.  In the event that MMRF has a reasonable basis to believe that Company is not using Commercially Reasonable Efforts as required hereunder, MMRF shall give written notice thereof to Company specifying the basis for such belief.  MMRF and Company shall negotiate in good faith to attempt to mutually resolve the issue.  If the Parties cannot resolve the issue informally within [**] days of Company’s receipt of the written notice, MMRF may at its election, (a) terminate this Agreement pursuant to Section 8.2(a) of this Agreement or (b) submit the issue for dispute resolution as set forth in Section 11.8.  The foregoing remedies of MMRF shall not be deemed a limitation on the right of Company to dispute any finding of breach under Section 8.2(b).

2.6                               Site Visit(s).  MMRF may perform site visits of Company during the term of the Research Program, as deemed appropriate by MMRF, during normal business hours, at any time or times, but not more than [**] upon reasonable notice, to review and assess progress and results of the Research Program.

2.7                               Interruption or Delay of Research Program.  If the Research Program, including a human subject research clinical trial, is to be interrupted or delayed for a period of [**] days or more, Company, within [**] days of becoming aware of the need to interrupt or delay the Research Program, shall provide the RRC and MMRF with notice (such notice to MMRF to be in accordance with Section 11.1 hereof) indicating (a) that the work will be interrupted or delayed, (b) the reason for the interruption or delay, and (c) the anticipated date upon which the work will resume.

2.8                               Non-debarment.  Company represents that it is not debarred by the FDA and that it does not use in any capacity, directly or indirectly, the services of any individual or entity which is debarred by the FDA pursuant to 21 USC § 335a for any of the services or research in the conduct of the Research Program hereunder.  Company will promptly disclose in writing to MMRF if any individual or entity providing services in the conduct of the Research Program hereunder is debarred or if any action, claim, investigation or legal or administrative proceeding is pending or threatened (“debarment action”) relating to the debarment of Company or any individual/entity performing services in connection with the Research Program upon Company’s receipt of notice of such debarment action.  In the event of any such debarment or notice of debarment action MMRF shall have the right to terminate this Agreement immediately pursuant to Section 8.2(b) of this Agreement.

3.                                      OWNERSHIP RIGHTS.

3.1                               Ownership Rights in Pre-Existing Works.  Each Party will retain ownership and control of their respective works of authorship, inventions, know-how, information, and data, and all Intellectual Property Rights therein, that were in existence as of the Effective Date or are later generated outside of the scope of the performance by each Party of its obligations under this Agreement.

3.2                               Ownership Rights in Program Inventions.  Company shall own Program Inventions.  MMRF hereby assigns to Company all of MMRF’s right, title and interest in any Program Inventions.  MMRF agrees to reasonably assist Company in securing for Company any patents, copyrights or other proprietary rights in such Program Inventions, and agrees to take such actions and execute such documents as Company may reasonably request in connection with providing such assistance, or effecting the foregoing assignment, or otherwise to vest in Company all right, title and interest in such Program Inventions.  MMRF shall be compensated for all of its reasonable out-of-pocket costs and expenses, including the time spent by MMRF employees, contractors, agents and attorneys, associated with such requested assistance.

3.3                               Protection and Perfection of Rights.  Company shall be responsible for all costs incurred in the preparation, prosecution and maintenance of Intellectual Property Rights in the Program Inventions.  Decisions on the preparation, prosecution and maintenance of Intellectual Property Rights in Program Inventions shall be made by Company in its sole discretion.  MMRF will assist Company in any reasonable manner in the procurement and maintenance of all Intellectual Property Rights in the Program Inventions.  Without limiting the foregoing, MMRF will execute, upon Company’s request, any applications or other documents that may be necessary to protect or perfect Company’s Intellectual Property Rights in the Program Inventions.  MMRF will ensure that its employees and consultants who participate in activities under this Agreement are obligated to assign or otherwise transfer all right, title and interest in and to all Intellectual Property Rights in the Program Inventions to MMRF or its designee and will, as requested by Company, obtain for Company the execution of all necessary applications or other documents therefore from any employee or consultant.

3.4                               Meeting Regarding Development.  Upon request of MMRF after the end of the Research Program until First Commercial Sale, Company shall make appropriate Company employees or agents available to MMRF at least [**] for meetings related to Product development, which meetings shall occur in response to the [**] reports that Company shall submit to MMRF after the Research Program.

3.5                               Publication.

(a)                                 Publication.  Company shall have the sole right to publish the Research Results.  If MMRF believes that the Research Results have scientific significance that would be of interest to the broader research community, MMRF shall notify Company in writing, and Company shall consider in good faith MMRF’s comments, provided that Company shall have the final decision as to whether and when to publish or otherwise publicly disseminate such Research Results together with the underlying data.  Without limiting the foregoing, with respect to any clinical trial that is the subject of the Research Program, Company shall register the clinical trial on www.clinicaltrials.gov or a substantially equivalent website.  Additionally, Company will be exclusively responsible for updating and/or amending such registration as appropriate.  Company shall acknowledge the support of MMRF in all publications disclosing the Research Results.

(b)                                 Access.  Company will consider in good faith requests from Multiple Myeloma researchers to access the Research Results, and to be provided with materials generated in the conduct of the Research Program, other than Product (“Research Materials”) in a reasonable quantity and at cost, for academic internal research purposes related to the discovery of treatments for multiple myeloma, and permission related to such requests shall not be unreasonably withheld by Company, provided that, notwithstanding the foregoing (i) in no event shall Company have any obligation to provide access to any Research Results prior to publication in a peer reviewed journal or presentation by Company at a public meeting or to supply any Research Materials if the structure of such Research Materials has not been disclosed by Company in a peer reviewed publication or presentation by Company at a public meeting; (ii) in no event shall Company be obligated to provide Research Materials for any research that is similar to research being conducted internally by Company or that is being conducted by a third party with material or funding provided by Company; and (iii) Company will not have an obligation to disclose Research Results or supply Research Materials to any researcher unless and until Company and the institution that employs such researcher are able to agree on a reasonable, mutually acceptable confidentiality agreement or material transfer agreement, as the case may be.  For the sake of clarity, and without limiting the foregoing, the parties agree that Company may withhold its consent to providing access to Research Results or to supplying Research Materials to a researcher if, in the Company’s reasonable determination, the intended use of the Research Results or Research Materials by such researcher would be contrary to the best interests of the Company or may negatively impact the Company, its technology, products or programs, or its research, development or commercialization efforts.

4.                                      PAYMENTS TO MMRF.

4.1                               Payments to MMRF.

(a)                                 Royalty For Product Success.  Company shall pay to MMRF a royalty equal to [**] percent ([**]%) of Net Sales of all Products, provided, that, Company shall have no further payment obligation under this Section once the aggregate amount paid to MMRF under this Section 4.1(a) and under Section 4.1(b) has reached an amount equal to the Royalty Cap, as defined in the next sentence.  For purposes of this Agreement, the “Royalty Cap” shall mean an amount equal the lesser of (i) [**] times the value of the Award payments actually paid to Company under this Agreement, or (ii) $[**], except (i) if Net Sales of Product are equal to or exceed [**] Dollars ($[**]), the Royalty Cap will equal the lesser of [**] times the value of the Award payments actually paid to Company or [**] Dollars ($[**]) and (ii) if Net Sales of Product are equal to or exceed [**] Dollars ($[**]), the Royalty Cap shall equal the lesser of six (6) times the value of the Award payments actually paid to Company or Six Million Dollars ($6,000,0000).  Payments under this Section 4.1(a) shall be made quarterly, beginning within [**] days after the calendar quarter in which the First Commercial Sale of a Product occurs and within [**] days of each quarter thereafter until the Royalty Cap is reached.

(b)                                 Transfer Royalty.  Subject to the next sentence, Company shall pay MMRF a royalty equal to [**] percent ([**]%) of any Sublicense Income received by Company or any of its Affiliates from a license or transfer of Product rights or a Program Invention, and in the event of a Change of Control, at the time that the Change of Control occurs, [**] percent ([**]%) of the value received by Company or its then existing shareholders as a result of such Change of Control (the “Change of Control Payments”).  Notwithstanding anything in this Agreement to the contrary, (i) the preceding sentence shall only apply to Sublicense Income and Change of Control Payments received by Company after December 31, 2012; (ii) the Company’s payment obligation to MMRF under Section 4.1(b) with respect to Sublicense Income and Change of Control Payments received in 2013 shall not exceed the lesser of [**] of the funding actually transferred from MMRF to Company pursuant to this Agreement at the time that the amount to MMRF becomes due or $[**]; (iii) the total amount paid to MMRF under this Section 4.1(b) shall not exceed the lesser of [**] the Royalty Cap or $[**]; and (iv) the Company shall have no further payment obligation under this Section 4.1(b) upon such time as the aggregate amount paid to MMRF under this Section 4.1(b) and under Section 4.1(a) has reached an amount equal to the Royalty Cap.  Any such amounts due under this Section shall be paid within [**] days from the date Company receives the relevant amounts from the Third Party or Third Parties whose payments give rise to MMRF’s rights hereunder.

4.2                               Payments to Company.  In the event that pursuant to Sections 8.4 or 8.5 the Interruption License becomes effective and thereafter is maintained by MMRF, in lieu of any other royalties pursuant to this Agreement (other than royalties or payments under Section 4.1 previously paid to Company to MMRF in accordance with this Agreement), the Parties shall share equally, subject to this Section 4.2, any amount MMRF receives with respect to any Product or Program Invention (including amounts received in connection with sublicenses of the Interruption License).  MMRF’s share shall increase and Company’s share shall decrease by [**] percentage points for each [**] Dollars ($[**]) MMRF spends in addition to the Award with respect to the research, development and/or commercialization of any Product or Program Invention after the effective date of the Interruption License, except that in no event shall Company’s share decrease below [**] percent ([**]%) of the amount which MMRF receives with respect to the Product of Program Invention which is the subject of the Interruption License.  Thus, for example, if MMRF’s expenditures after the effective date of the Interruption License are [**] Dollars ($[**]), MMRF’s share will increase to [**] percent ([**]%) and Company’s share will decrease to [**] percent ([**]%).

5.                                      REPRESENTATIONS AND WARRANTIES; COVENANTS.

5.1                               General Representations and Warranties.  Bach Party represents and warrants:

(a)                                 Corporate Power and Authorization.  It is duly organized and validly existing under the laws of the state of its organization, and has full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder;

(b)                                 Binding Agreement.  This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms;

(c)                                  No Conflict.  The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it; and

(d)                                 Resources.  It has adequate resources, both financial and otherwise, to perform its duties hereunder.

5.2                               Company Warranties.  Company represents, warrants and covenants to MMRF that it (a) has the knowledge, skills and experience to perform the Research Program, and (b) has and shall maintain during the term of this Agreement all licenses, permits and other approvals and authorizations required to conduct the Research Program and shall do so in conformity with all applicable laws and regulations.

5.3                               Disclaimer.  EXCEPT AS PROVIDED IN SECTIONS 5.1 AND 5.2, EACH PARTY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE RESEARCH PROGRAM, RESEARCH RESULTS, PROGRAM INVENTIONS OR ANY PRODUCT RESULTING FROM THIS AGREEMENT OR OTHERWISE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS, TITLE AND FITNESS FOR A PARTICULAR PURPOSE OR USE.

5.4                               No Restrictions.  Nothing in this Agreement shall restrict MMRF from funding other research and development efforts, including without limitation efforts by other researchers that fall within the scope of the Research Program or the Field.

6.                                      INDEMNIFICATION.

6.1                               Company Indemnification.  Company agrees to indemnify, hold harmless and defend MMRF and its directors, officers, representatives, employees and agents and their respective successors, heirs and assigns (each an “Indemnitee”) from and against any and all claims, losses, expenses, demands, suits, liability or damage for personal injury, property damage or otherwise, including reasonable attorneys’ fees, (collectively “Claims”), incurred in connection with any third party suit arising directly or indirectly from, relating to, or resulting from (a) any research performed by Company under this Agreement, including research undertaken by one or more investigators or subcontractors pursuant to one or more agreements between Company and its subcontractors and investigators, (b) the development, manufacturing, marketing or sale of any Product by Company, its Affiliates, sublicensees and customers, (c) any claim that Company’s conduct of the Research Program infringes or misappropriates intellectual property of any Third Party, (d) any material breach of Company’s representations, warranties, covenants or obligations under this Agreement, (e) the conduct of Company’s business or operations outside of the Research Program, or (f) the use, nonuse, representation, disclosure or nondisclosure of any Research Results or Program Inventions by or on behalf of Company or any of its Affiliates or sublicensees.

Notwithstanding the foregoing, Company shall have no obligations pursuant to this Agreement to defend or Indemnify MMRF from any liability, loss, damage or expense to the extent it directly results from:  (a) the negligence or willful misconduct of MMRF or any of its Affiliates or any of their respective agents, officers or employees, (b) any material breach by MMRF of its representations, warranties, covenants or obligations under this Agreement or (c) any activities conducted by MMRF or its Affiliates or licensees under the Interruption License.

6.2                               Indemnification Procedures.  In the event of any Claim for which any Indemnitee is or may be entitled to indemnification hereunder, the Indemnitee shall provide prompt written notice to the Company describing the nature of the Claim, and may, at its option, require Company to defend such Claim at Company’s sole expense.  Company may not agree to settle any such Claim without the Indemnitee’s express prior written consent, such consent not to be unreasonably withheld.  An Indemnitee may not settle any Claim for which indemnification may be sought without Company’s prior written consent.

6.3                               Limitation of Liabilities.  NOTWITHSTANDING ANY OF THE TERMS OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.                                      INSURANCE PROTECTION.

Company shall obtain and maintain during the term of this Agreement liability, comprehensive, and workers’ compensation insurance with a reputable insurance company to protect against those insurable risks that Company may incur in connection with the performance of its obligations under tins Agreement.  Company will provide, upon request, evidence of any such policies of insurance.  Insufficient certificate of insurance or self-insurance coverage shall not relieve Company of its indemnification obligations under Section 6.1.

8.                                      TERM; TERMINATION; INTERRUPTION; SURVIVAL.

8.1                               Term.  This Agreement will begin on the Effective Date and, unless terminated sooner as provided in this Section 8, end upon completion of all activities under the Research Program (the “Term”).

8.2                               Termination Events.

(a)                                 Without Cause.  Beginning one year after the Effective Date, either Party shall have the right to terminate this Agreement without cause by providing the non-terminating Party with at least thirty (30) days’ prior written notice of termination, provided that neither Party will exercise the foregoing right other than for good reason related to the Research Program and only after discussion is held between the chief executive officers of both parties.

(b)                                 With Cause.  In the event either Party defaults or breaches any material obligations of this Agreement, the non-breaching Party shall provide written notice to the breaching Party of such breach in accordance with Section 11.1 hereof and accord the breaching Party [**] days from the date the notice is deemed to have been received by the breaching Party in accordance with Section 11.1 to correct such breach.  If such breach is not corrected within such [**] day period, the non-breaching Party may terminate this Agreement.

(c)                                  Company Commercial Failure.  MMRF’s remedies for a Company Commercial Failure shall only be pursuant to Section 8.4 of this Agreement, and, if a Company Commercial Failure occurs during the Term of this Agreement MMRF shall have no obligation to make any additional payments to Company pursuant to Section 2 of this Agreement after the date of a Company Commercial Failure.

(d)                                 Interruption.  An Interruption during the Term of this Agreement shall be a default or material breach of this Agreement, and MMRF’s remedies for an Interruption shall be pursuant to Section 8.3(b) only and Section 8.5 shall not apply, and the Interruption License shall terminate.  An Interruption after the Term of this Agreement shall not be a default or material breach of this Agreement, but instead MMRF’s remedies shall be pursuant to Section 8.5 of this Agreement.

8.3                               Effects of Termination.

(a)                                 By MMRF pursuant to Section 8.2(a) or by Company pursuant to Section 8.2(b).  Upon the expiration or earlier termination of this Agreement by MMRF pursuant to Section 8.2(a) or by Company pursuant to Section 8.2(b), MMRF shall compensate Company for the work the Company has completed up to the date of termination by paying Company the balance of any Award funds owed for each completed Milestone prior to the receipt of notice of termination.  However, such payment, together with all other payments made pursuant to this Agreement, shall not exceed the Award provided for in Section 2 of this Agreement.  In the event of any such termination, Company shall have no further obligations and shall make payments to MMRF pursuant to Section 4 of this Agreement; however, in the event of a termination by MMRF pursuant to Section 8.2(a), MMRF shall be entitled to payments pursuant to Section 4 of this Agreement.

(b)                                 By Company pursuant to Section 8.2(a) or by MMRF pursuant to Section 8.2(b).  Upon early termination of this Agreement by Company pursuant to Section 8.2(a) or by

MMRF for breach by Company pursuant to Section 8.2(b), Company shall, within [**] days after the date of such termination, refund to MMRF all Award funds paid by MMRF to Company and the following additional provisions will apply:  (i) MMRF shall have no further payment obligations to Company, and (ii) Company’s obligation to pay MMRF royalties pursuant to Section 4 of this Agreement shall survive termination pursuant to this Section 8.3(b) with all such payment obligations to MMRF to be based on the amounts actually transferred to MMRF prior to termination of this Agreement.

(c)                                  Effect of Termination.  Upon termination of this Agreement by either Party, with or without cause, each Party shall return to the other Party, upon the other Party’s request, all tangible items of the other Party in its possession or under its control evidencing the Confidential Information of the other Party, provided, that neither Party shall be required to return or destroy automatically created copies of the other Party’s Confidential Information stored on system back-up media.  Nothing in this Section 8.3 shall limit the legal remedies otherwise available to a Party terminating this Agreement pursuant to Section 8.2(b).  The expiration or earlier termination of this Agreement will not affect any rights or claims of a Party hereunder that accrued prior to the date of such expiration or earlier termination.

8.4                               Company Commercial Failure.

(a)                                 Effect of a Company Commercial Failure.  For purposes of this Agreement, a Company Commercial Failure shall be treated as an Interruption with the rights and obligations of the Parties as specified in Section 8.5.

(b)                                 Agreement of Transferees.  In the event that Company has transferred all of or certain of its rights and obligations to develop and commercialize a Product at any time after the Effective Date, Company represents that the transferee, as a condition to entering into such transfer, shall have agreed that a Company Commercial Failure shall apply to such transferee and such transferee shall be subject to the obligations of any Interruption License granted hereunder.

(c)                                  Section 365(n).  The Interruption License set forth in Section 8.5 shall be deemed to constitute intellectual property insofar as Section 365(n) of the U.S. Bankruptcy Code applies.  Company agrees that MMRF, as a licensee of such rights, shall retain and may exercise all of its rights and elections under the Bankruptcy Code; provided, however, that nothing in this Agreement shall be deemed to constitute a present exercise of such rights and elections.

8.5                               Interruption.

(a)                                 General.  Effective as of the date of MMRF’s election under Section 8.5(c) following the occurrence of an Interruption, provided the Company has not exercised its Repayment Election, Company grants to MMRF automatically, without any further action on the part of Company, an Interruption License.  For the sake of clarity, MMRF shall not be entitled to an Interruption License in the event Company exercises its Repayment Election under Section 8.5(c).

(b)                                 Notice.  Upon occurrence of an Interruption after the Term of this Agreement, either Party shall serve a notice of Interruption on the other Party.  Any dispute over the occurrence of an Interruption shall be resolved pursuant to Section 11.8.

(c)                                  Effect of Interruption; Repayment Option.  An undisputed Interruption, or Interruption determined pursuant to Section 11.8, shall entitle MMRF to the Interruption License by delivery of written notice to Company and to receive, upon MMRF’s demand, all materials and data generated in the performance of the Research Program, including Program Inventions and Research Results, and all other materials and data that Company Controls that are necessary to practice the Interruption License but solely to the extent not reasonably able to be replicated or substituted by MMRF or its sublicensee, and Section 4.2 shall apply except that, notwithstanding anything in this Agreement to the contrary, Company, may, in lieu of granting the Interruption License, re-pay the amount of the Award actually paid by MMRF to Company under this Agreement (less any amount previously paid to MMRF under Section 4) (the “Repayment Election”), and, in the event of Company’s exercise of its Repayment Election, MMRF shall retain its rights to royalty payments from Company pursuant to Section 4 which shall be calculated based on the amounts actually awarded by MMRF to Company prior to Company’s exercise of the Repayment Election.

(d)                                 Agreement of Transferees.  In the event that Company has transferred all of or certain of its rights and obligations to develop and commercialize a Product at any time after the Effective Date, Company represents that the transferee, as a condition to entering into such transfer, shall have agreed that it shall be subject to the obligations of any Interruption License granted hereunder.

8.6                               Survival.  Sections (“§”) §3, §4 (except in the event of a termination by the Company for breach by MMRF under Section 8.2(b)), §5, §6, §8.2(c), §8.2(d), §8.3, §8.4, §8.5, §8.6 §9, §10, §11.1, §11.2, §11.3, §11.5, §11.8 and §11.10 shall survive the expiration or termination of this Agreement.

9.                                      CONFIDENTIAL INFORMATION.

9.1                               Confidentiality Obligations.  Each Party will at all times, and notwithstanding any termination or expiration of this Agreement, hold in confidence and not disclose to any Third Party Confidential Information of the other Party, except as approved in writing by the other Party to this Agreement, and will use the Confidential Information of the other Party for no purpose other than the purposes expressly permitted by this Agreement.  Each Party will only permit access to Confidential Information of the other Party to those of its employees, consultants, agents, and attorneys having a need to know and who are bound by confidentiality obligations and restrictions on use at least as restrictive as those contained herein.  The obligations in this Section 9.1 will terminate [**] years from the date of expiration or termination of this Agreement in accordance with Section 8.2.

9.2                               Exceptions to Confidentiality Obligations.  A Party’s obligations under this Agreement with respect to any portion of the other Party’s Confidential Information will terminate when the Parry that is subject to such obligations can document in writing that such information:  (a) entered the public domain through no fault of such Party; (b) was in such Party’s possession free of any obligation of confidence at the time it was communicated to such Party by the other Party or generated under this Agreement, as the case may be; (c) it was rightfully communicated to such Party free of any obligation of confidence subsequent to the time it was communicated to such Party by the other Party or generated under this Agreement, as the case may be; or (d) it was developed by employees or agents of such Party independently of and without reference to any information communicated to such Party by the other Party.

9.3                               Authorized Disclosure.  Notwithstanding anything to the contrary, a Party will not be in violation of Section 9.1 with regard to a disclosure of the other Party’s Confidential Information that is in response to a valid order by a court or other governmental body or necessary to comply with applicable law or governmental regulations, provided that if such Party is required to make any such disclosure of the other Party’s Confidential Information it will to the extent practicable give reasonable advance written notice to the other Party of such disclosure requirement in order to permit the other Party to seek confidential treatment of or to limit the Confidential Information required to be disclosed.

9.4                               Company’s Publication Rights.  Nothing in Section 9.1 or Section 10 shall limit Company’s right, without MMRF’s consent, (i) to publish or otherwise publicly disclose the Research Results or any Program Inventions and (ii) to disclose this Agreement and the nature of the relationship between the Parties to existing and potential investors and acquirors and to existing and potential licensees and subcontractors, provided that such individuals or entities agree to maintain the confidentiality of any Confidential Information of MMRF on terms no less stringent than the terms contained in this Agreement.

9.5                               Previous Confidential Disclosure Agreements.  In case of a discrepancy between the terms of this Agreement and prior agreements, the terms of this Agreement shall prevail.

10.                               PUBLICITY.

10.1                        Parties’ Prior Written Consent.  Except as set forth under Section 3.5, 9.4, 10.2 and 10.3, neither Party shall use the name of the other Party, its trademarks, service marks, logos, or the name of any principal investigator, or any employee or agent, for any press release, marketing, advertising, public relations or other purposes without the prior written consent of the other Party.  Notwithstanding the foregoing, each Party will have the right to issue from time to time press releases and make other public disclosures that disclose the relationship of the Parties under this Agreement upon the agreement of the other Party, which agreement will not be unreasonably withheld, delayed, or conditioned.  Any press releases that are to be issued by either Party describing this Agreement will be in a form and substance as may be mutually agreed upon by the Parties, such agreement not to be unreasonably withheld delayed or conditioned, or shall be consistent with the disclosure in a previously approved press release.

10.2                        MMRF Disclosure of Certain Information.  MMRF may disclose the name of Company, Company’s logo, the existence of this Agreement, the total amount of the Award, and a summary description of the nature of the Research Program that does not contain Confidential Information on MMRF’s website, in its research portfolio, and in relation to its fundraising activities or its reporting requirements.

10.3                        Company Acknowledgement of Award.  If Company successfully publishes any work under the Research Program (including on-line), or publicly exhibits or otherwise makes a presentation on utilizing information developed in whole or in part from the Research Program, then Company shall publicly and prominently acknowledge MMRF’s financial contribution by stating “Supported by an Award from the Multiple Myeloma Research Foundation (MMRF)” or making a substantially similar statement.

11.                               MISCELLANEOUS.

11.1                        Notices.  All notices and statements to be given (which will be in writing) and all payments to be made hereunder will be given or made as set forth below.  All notices, payments and statements to be made hereunder will be mailed by certified or registered mail, return receipt requested, or sent by overnight courier, or by facsimile or other electronic means (in either case with a confirmation copy sent by mail or overnight courier).  Any notice given pursuant to this Agreement by mail will be deemed received three (3) days after mailing.  Any notice sent by overnight courier will be deemed received one day after mailing.  The date of transmission of any notice sent by electronic means will be deemed to be the date the notice or statement is transmitted and transmission is confirmed.

If to MMRF:  To the Chief Scientific Officer at the address first set forth above or such other address as MMRF notifies Company in writing, with copies to the in-house attorney at MMRF at such address.

If to Company:  To the Chief Executive Officer of Company at the address first set forth above or such other address as Company notifies MMRF in writing, with copies to Chief Financial Officer at such address.

11.2                        Construction.  The section headings of this Agreement are inserted only for ease of reference only, and will not be used to interpret, define, construe, or describe the scope or extent of any aspect of this Agreement.  Unless otherwise expressly stated, when used in this Agreement the word “including” means “including but not limited to.”  Each Party represents that it has had the opportunity to participate in the preparation of this Agreement and hence the Parties agree that the rule of construction that ambiguities be resolved against the drafting Party will not apply to this Agreement.

11.3                        Severability.  Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement and this Agreement will be interpreted and construed as if such provision had never been contained herein.

11.4                        Force Majeure.  Neither Party will be liable to the other for any failure or delay in the performance of any of its obligations under this Agreement arising out of any event or circumstance beyond its reasonable control, including war, rebellion, terrorism, civil commotion, strikes, lock-outs or industrial disputes; fire, explosion, earthquake, acts of God, flood, drought, or bad weather; or requisitioning or other act or order by any government, council, or constituted body.  If such failure or delay occurs, then the affected Party will give the other Party notice of the circumstances causing such failure or delay, and such Party will be excused from the performance of such of its obligations that it is thereby disabled from performing for so long as the event causing the disability under this Section 11.4 continues and for thirty (30) days thereafter;

provided, however, that such affected Party commences and continues to take reasonable and diligent actions to cure such failure or delay.  Notwithstanding the foregoing, if a Party is disabled from the performance of any material obligation under this Agreement for a period of ninety (90) days or more, then the other Party will have the right to terminate this Agreement upon written notice to the other Party, in which event the provisions of Section 8.2(a) will apply.

11.5                        Waiver.  No failure or delay by either Party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial waiver thereof include any other or further exercise thereof or the exercise of any other right, power, or privilege.

11.6                        Relationship of the Parties.  It is expressly agreed that MMRF and Company shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency of any kind.  Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

11.7                        No Third Party Beneficiaries.  Unless expressly provided, no provisions of this Agreement are intended or will be construed to confer upon or give to any person other than Company and MMRF any rights, remedies, or other benefits under or by reason of this Agreement.

11.8                        Dispute Resolution.  The Parties shall attempt by direct negotiation, in good faith, to resolve promptly any dispute arising out of or relating to this Agreement.  If the matter cannot be resolved in the normal course of business either Party shall give the other Party written notice of any such dispute not resolved at which time the dispute shall be referred to the RRC who shall likewise attempt to resolve the dispute.  If the matter cannot be resolved by the RRC, then prior to any further action, the matter shall be referred to the respective Chief Executive Officers or other senior management of the Parties in an attempt to resolve the matter.

If the dispute has not been resolved by negotiation as detailed above, or if the Parties fail to meet within [**] business days after the date the notice of dispute has been deemed given, either party may submit the dispute to arbitration to JAMS or any corporate successor of JAMS or, if unavailable, by the American Arbitration Association or any corporate successor of the American Arbitration Association, under the rules of such organization generally applicable to commercial disputes.  A single, impartial arbitrator mutually acceptable to the Parties shall conduct the arbitration.  In the event the Parties cannot agree on air arbitrator within [**] business days after the end of the aforesaid [**] business days, the Parties shall have an arbitrator appointed by JAMS, or the American Arbitration Association, as applicable.

The location of the arbitration will be in New York, NY, USA, unless the Parties agree otherwise.  As a condition of appointment of the arbitrator, said arbitrator shall agree to use her/his best efforts to conclude the proceeding within [**] business days.  Said arbitrator shall further have the authority to limit the volume of evidence and documents to be submitted by the Parties.  The arbitrator(s) is/are authorized to award such injunctive and monetary relief as he, she or they believe(s) appropriate.  The arbitration shall otherwise be governed by the United States Arbitration Act, 9 U.S.C. §§ 1 et seq.  Any court having jurisdiction thereof may enter judgment upon the award rendered by the arbitrator.  This Section shall, however, not be construed to limit or to preclude either Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate.

11.9        Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent (a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sate of stock, sale of assets or otherwise, or (b) to any affiliate.  Notwithstanding the foregoing, any such assignment to an affiliate shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement.  The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.  Any assignment not in accordance with this Agreement shall be void.

11.10      Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York.

11.11      Entire Agreement.  This Agreement includes all exhibits attached hereto constitutes the entire Agreement by and between the Parties as to the subject matter hereof.  This Agreement supersedes and replaces in its entirety all prior agreements, understandings, letters of intent, and memoranda of understanding relating to the subject matter of this Agreement by and between the Parties hereto, in either written or oral form.  No amendment or modification of this Agreement will be valid unless set forth in writing referencing this Agreement and executed by authorized representatives of both Parties.

11.12      Counterparts and Electronic Signatures.  This Agreement may be executed in duplicate, each of which shall be deemed to be original and both of which shall constitute one and the same Agreement.

The parties agree that this Agreement may be executed and delivered by facsimile, electronic mail, internet, or any other suitable electronic means, and the parties agree that signatures delivered by any of the aforementioned means shall be deemed to be original, valid, and binding upon the parties.

IN WITNESS WHEREOF, the Parties hereto have this day caused this Agreement to be executed by their duly authorized officers.

Karyopharm Therapeutics Inc.	Multiple Myeloma Research Foundation, Inc.

/s/ Sharon Shacham	/s/ James Grazick

Name: Sharon Shacham	Name: James Grazick
Title: CSO	Title: Finance Director
Date: 7/28/11	Date: 7/20/11

Multiple Myeloma Research Foundation, Inc.

/s/ Walter M. Capone

Name: Walter M. Capone
Title: COO
Date:

EXHIBIT A

COMPANY PROPOSAL

[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of seven pages were omitted. [**]

EXHIBIT B

MILESTONES AND DELIVERABLES

MMRF BIA 2010

Karyopharm

Milestone	MMRF Funding		Target Completion Date		Completion Date & Documentation Received
[**]	[**	]	[**	]
[**]	[**	]	[**	]
[**]	[**	]	[**	]
[**]	[**	]	[**	]
[**]	[**	]	[**	]
[**]	[**	]	[**	]

Total Requested	1,000,000

EXHIBIT C

BUDGET

Timeline and Budget plan

[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of four pages were omitted.